Exhibit 4.9

AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This Amendment to REGISTRATION RIGHTS Agreement (this “Amendment”) is entered into and made effective as of July 1, 2022 (“Effective Date”), by and among Nutex Health Inc., a Delaware corporation (the “Company”) and Thomas T. Vo, in his capacity as the Nutex Representative (as defined below). Each of the foregoing may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and each of the former equityholders (“Equityholders”) of Nutex Health Holdco LLC, a Delaware limited liability company (“Holdco”), entered into that certain Registration Rights Agreement, dated as of April 1, 2022 (“Registration Rights Agreement”);

WHEREAS, the Registration Rights Agreement was entered into in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November 23, 2021, by and among Holdco, Clinigence Holdings, Inc., a Delaware corporation (“Clinigence”), Nutex Acquisition LLC, a Texas limited liability company (“Merger Sub”), Thomas T. Vo, in his capacity as the representative of the Holdco Equityholders (“Nutex Representative”), and the other parties listed on the signature pages attached thereto (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub merged with and into Holdco, with Holdco surviving the merger and becoming a wholly owned subsidiary of Clinigence (the “Merger”), (ii) each Holdco Equityholder’s equity interests in Holdco immediately converted to the right to receive 3.571428575 shares of Clinigence for each unit held in Holdco at the time of the Merger (the “Shares”) and (iii) immediately following the Merger, Clinigence changed its name to Nutex Health Inc.;

WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Nutex Representative is authorized to, among other things, amend the Merger Agreement and all other transaction documents contemplated thereby, including the Registration Rights Agreement on behalf of the Holdco Equityholders;

WHEREAS, pursuant to Section 4.9 of the Registration Rights Agreement, the Registration Rights Agreement may be amended by a written agreement signed by the Company and the Holders holding a majority of the Registrable Securities, where “Holders” means the Holdco Equityholders and their permitted transferees, and “Registrable Securities” means the Shares issued to each Holdco Equityholder as a result of the Merger; and

WHEREAS, in accordance with Section 8.1 of the Merger Agreement and Section 4.9 of the Registration Rights Agreement, the Parties desire to amend the Registration Rights Agreement, as hereinafter provided; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Registration Rights Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Section 2.1 of the Registration Rights Agreement is hereby amended by adding the following words “(with such deadline not to apply if the Company qualifies as a well known seasoned issuer (as defined in Rule 405 of the Securities Act))” after the words “Effective Time of the Merger”, to read as follows:

“2.1 Resale Registration Statement. As promptly as possible but in no event more than three (3) months following the Effective Time of the Merger (with such deadline not to apply if the Company qualifies as a well known seasoned issuer (as defined in Rule 405 of the Securities Act)), the Company shall file with the SEC, or have filed with the SEC, a resale registration statement (the “Resale Registration Statement”) pursuant to Rule 415 under the Securities Act pursuant to which all of the Registrable Securities shall be included (on the initial filing or by supplement thereto) to enable the public resale on a delayed or continuous basis of the Registrable Securities by the Holders. The Company shall file the Resale Registration Statement on such form as the Company may then utilize under the rules of the SEC and use its commercially reasonable efforts to have such Resale Registration Statement declared effective under the Securities Act no later than six (6) months following the Effective Time of the Merger. The Company agrees to use its commercially reasonable efforts to maintain the effectiveness of the Resale Registration Statement, including by filing any necessary post-effective amendments and prospectus supplements, or, alternatively, by filing new registration statements relating to the Registrable Securities covered by such Resale Registration Statement as required by Rule 415 under the Securities Act, continuously until the date that is the earlier of (i) two (2) years following the date of effectiveness of such Resale Registration Statement, or (ii) the date that is the earlier of (A) the date that all Registrable Securities covered by the Resale Registration Statement may be sold by Holders under Rule 144, and without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (B) the date on which the Holders no longer hold any Registrable Securities.

[THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY]

1

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

COMPANY:

NUTEX HEALTH INC.

By: /s/ Thomas T. Vo

Name: Thomas T. Vo, M.D.

Title: Chief Executive Officer

NUTEX REPRESENTATIVE:

/s/ Thomas T. Vo

Thomas T. Vo, M.D.

2